Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Second Quarter 2017 Results:
Strong Growth in Net Income and EBITDA

Richmond, Virginia, August 8, 2017...Synalloy Corporation (Nasdaq:SYNL), today announced net sales for the second quarter of 2017 of $51.5 million. This represents an increase of $16.6 million or 48% when compared to net sales for the second quarter of 2016. Net sales for the first six months of 2017 were $93.7 million, an increase of $22.5 million or 32% from 2016.
For the second quarter of 2017 the Company recorded net income from continuing operations of $0.8 million, or $0.10 per share. This compares to a net loss from continuing operations of $1.6 million, or $0.18 loss per share for second quarter 2016. For the first six months of 2017, net income from continuing operations was $1.5 million, or $0.18 per share. This compares to a net loss from continuing operations of $3.0 million, or $0.34 loss per share for the first six months of 2016.
The second quarter and first six-month periods of 2017 include financial results in the Company's Metal Segment related to the acquisition of the stainless steel pipe and tube operations from Marcegaglia USA, Inc. ("MUSA Stainless"), which closed on February 28, 2017, including sales of $7.3 million and $8.4 million, respectively, operating profits of $0.3 million and $0.5 million, respectively, and pretax acquisition transaction related charges totaling $0.6 million and $1.0 million, respectively.

The Company’s performance utilizing its two standard non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•
Adjusted Net Income for the second quarter of 2017 was $2.0 million, or $0.23 per share, compared to $36,000, or $0.00 per share for the second quarter of 2016. For the first six months of 2017, Adjusted Net Income was $2.2 million, or $0.25 per share, compared to $0.3 million, or $0.03 per share for the first six months of 2016.

•
Adjusted EBITDA for the second quarter of 2017 was $5.5 million, 10.6% of sales, compared to $2.2 million, 6.3% of sales, for the second quarter of 2016. For the first six months of 2017, Adjusted EBITDA was $7.6 million, 8.1% of sales, compared to $4.8 million, 6.8% of sales, for the first six months of 2016.

"The company's financial performance in the second quarter exceeded our expectations," said Craig Bram, President and CEO. "Adjusted Net Income in the second quarter was $1.8 million greater than the first quarter and Adjusted EBITDA increased by $3.3 million over the first quarter. Adjusted EBITDA in the second quarter alone was equal to Adjusted EBITDA for all of 2016."
"Company-wide EBITDA for the first six months of 2017, excluding acquisition costs,which is now used as the basis for our Asset Based Lending ("ABL") facility covenant compliance, totaled $7.4 million, up 644% from the prior year’s total of $1.0 million."
Metals Segment
Metals Segment sales for the second quarter of 2017 totaled $39.1 million, an increase of $17.0 million or 77% from the second quarter of 2016. Sales for the first six months of 2017 were $68.8 million, an increase of $22.8 million or 49% from 2016. Sales were affected during the second quarter and first six months of 2017 due to second quarter shipments and order activity across the businesses in the Metals Segment showing improvement over the first quarter. Sales of seamless carbon pipe and tube were up 12% from the prior quarter; stainless steel pipe and tube sales were up 50%, including the addition of MUSA Stainless; and storage tank and vessel sales were down marginally. The backlog for BRISMET as of July 31st was $32 million, while Palmer’s backlog totaled $16 million.
The Metals Segment's operating income from continuing operations increased $4.0 million to $2.4 million for the second quarter of 2017 compared to a loss of $1.6 million for the second quarter of 2016. For the first six months of 2017, operating income from continuing operations for the Metals Segment increased $6.3 million to an operating profit of $3.9 million for the first six months of 2017 compared to a loss of $2.4 million for the same period of 2016. Current year operating results were affected by the following factors:

a)	The addition of MUSA Stainless operations as noted above.

b)
The Company experienced a significant improvement in margins, with a positive Inventory Pricing Change for the first six months of 2017 of $0.7 million, compared to a negative Inventory Pricing Change of $4.3 million for the first six months of 2016; and

c)
Margins in the stainless steel business were negatively impacted by product mix in the first six months of 2017. Special alloy sales were at historically low levels due to a lower incidence of project work in the downstream energy markets. At the same time, volume for commodity 304 alloys was at a higher level, excluding the impact of the MUSA Stainless addition. Pricing in both seamless carbon pipe and tube and storage tanks continued to show an upward bias.
Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the second quarter of 2017 were $12.4 million, representing a $0.4 million or 3% decrease from the same quarter of 2016. Sales for the first six months of 2017 were $24.9 million, down $0.3 million or 1% from 2016 results. Sales were affected during the second quarter and first six months of 2017 by:
a) The loss of a single customer in the second half of 2016 that reduced sales in the second quarter of 2017 by $0.5 million and by $2.1 million for the first six months of 2017, offset by higher sales from new business and other customer demand, as well as better product mix due to stronger overall business demand as compared to the prior year; and
b) Higher selling prices per pound for oil based products. With the increase in oil prices, the Segment's raw material costs increased, which resulted in higher passed-through material value as part of the billed selling prices.
Operating income for the Specialty Chemicals Segment for the second quarter of 2017 decreased $0.2 million to $1.1 million from $1.3 million for same period in 2016. Operating income for the Specialty Chemicals Segment for the first six months of 2017 amounted to $2.6 million, a $0.1 million or 4% increase from the same period for 2016. The decline in operating income for the second quarter was directly related to the previously noted slight sales decline, while pricing and margin mix improvements for the first six months allowed improved operating profit, despite the slight decline in sales for the first six months compared to 2016.
Other Items
Unallocated corporate expenses for the second quarter of 2017 increased $0.2 million to $1.5 million (2.9% of sales) compared to $1.3 million (3.8% of sales) for the second quarter of 2016. For the first six months, unallocated corporate expenses increased $0.4 million to $3.0 million (3.2% of sales) from $2.6 million (3.7% of sales). The second quarter and first six month increases resulted from higher incentive based bonuses, stock compensation and professional fees partially offset by shelf registration costs incurred in the prior year.
Acquisition costs for the second quarter of 2017 of $0.6 million ($0.4 million in unallocated SG&A and $0.2 million in Metals Segment cost of sales) and $1.0 million for the first six months of 2017 ($0.7 million in unallocated SG&A and $0.3 million in Metals Segment cost of sales), resulted from costs associated with the MUSA Stainless acquisition.
Interest expense was $0.3 million for both the second quarters of 2017 and 2016. For the first six months, interest expense amounted to $0.5 million for both years.
The change in fair value of the interest rate swap contract(s) increased unallocated expenses for the second quarter of 2017 by $17,000, while increasing unallocated expenses by $0.1 million for the second quarter of 2016. For the first six months of 2017, unallocated expenses decreased by $24,000 compared to an increase of $0.4 million for the same period of 2016. During the third quarter of 2016, the swap contract entered into on September 3, 2013 was settled leaving only the swap contract entered into on August 12, 2012 outstanding as of June 30, 2017.
The effective tax rate was 28% and 30% for the three-month and six-month periods ended June 30, 2017, respectively. The 2017 effective tax rate was lower than the statutory rate of 34% primarily due to state tax expense and other permanent differences, including the manufacturer's exemption. The effective tax rate of 25% and 16% for the three-month and six-month periods ended June 30, 2016, respectively, was lower than the 34% statutory rate primarily due to state tax expense and a one-time permanent difference reducing the amount of tax benefit of the pre-tax loss for that period. The year over year change in the effective rate is primarily related to the difference in the Company’s operating results combined with the effect that the permanent differences had on the effective tax rate calculation, especially in the prior year.
The Company's cash balance was unchanged at $0.1 million as of June 30, 2017 and December 31, 2016 and fluctuations during the period were comprised of the following:

a)	On February 28, 2017, the Company completed the acquisition of MUSA Stainless for $12.0 million. This excludes a $3.0 million deposit made in the prior year;

b)
Net accounts receivable increased $12.2 million at June 30, 2017 when compared to the prior year end, which resulted from a 47% increase in sales, including MUSA Stainless sales, for the last two months of the second quarter 2017 compared to the same period for the fourth quarter 2016. Also, days sales outstanding, calculated using a three-month average basis, decreased by 2 days to 49 days outstanding at the end of the second quarter 2017 from 51 days outstanding at the end of 2016;

c)
Net inventories, after reflecting the $5.4 million of inventory obtained in the MUSA Stainless acquisition, increased $5.1 million at June 30, 2017 as compared to year-end 2016 to support the Company's recent sales trends. Inventory turns increased from 1.90 turns at December 31, 2016, calculated on a three-month average basis, to 2.46 turns at June 30, 2017;

d)
Accounts payable increased $5.1 million as of June 30, 2017 from the prior year-end. The increase mirrored the increase in inventory at June 30, 2017 (purchases received during the 2nd quarter and scheduled to be paid during the third quarter) along with the Company increasing its payable days outstanding to 60 at quarter end;

e)
The Company purchased 225,000 shares of a potential acquisition target for $3.8 million during the first six months of 2017. These "available-for-sale securities" were acquired via open market trading; and

f)	Capital expenditures for the first six months of 2017 were $2.8 million.
The Company drew $24.2 million against its line of credit during the first six months of 2017 and had $33.0 million of borrowings outstanding as of June 30, 2017. Net debt at the end of the period was $28.6 million. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. The Company was in compliance with all covenants as of June 30, 2017.
In the second quarter of 2017, Management adjusted the selling price used in the earn-out calculation associated with the MUSA Stainless acquisition. Since this adjustment was determined during the measurement period, the beginning earn-out liability and goodwill were increased in the second quarter of 2017 by $1.1 million.
Outlook
With the improved performance in the second quarter, we are raising our Adjusted EBITDA forecast for the year to $17.0 million. We expect order activity and pricing across the Metals businesses to remain at current levels or modestly higher. Nickel prices have shown some recent strength as have WTI prices, helping to support projected results for the balance of 2017. The Chemical segment is expected to show strong profit growth in the second half of the year as we ramp up production of our new fire-retardant business.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairments, Inventory Pricing Change, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, Manufacturing Variances (See definition in Note 1, item c in the Synalloy Comparative Analysis statement), gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.

Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairments, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, Inventory Pricing Change, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, Manufacturing Variances, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016

Net sales
Metals Segment	$39,088,000	$22,079,000	$68,798,000	$46,041,000
Specialty Chemicals Segment	12,423,000	12,828,000	24,917,000	25,178,000
	$51,511,000	$34,907,000	$93,715,000	$71,219,000
Operating income (loss)
Metals Segment operations	$2,299,000	$(1,649,000)	$3,804,000	$(2,421,000)
Gain on sale-leaseback	60,000	—	120,000	—
Total Metals Segment	2,359,000	(1,649,000)	3,924,000	(2,421,000)
Specialty Chemicals Segment operations	1,114,000	1,322,000	2,598,000	2,532,000
Gain on sale-leaseback	24,000	—	47,000	—
Total Specialty Chemicals Segment	1,138,000	1,322,000	2,645,000	2,532,000
Unallocated straight line lease cost - sale-leaseback	(101,000)	—	(203,000)	—
	3,396,000	(327,000)	6,366,000	111,000
Unallocated (income) expense
Corporate	1,499,000	1,330,000	2,955,000	2,622,000
Acquisition costs	387,000	75,000	745,000	75,000
Interest expense	341,000	268,000	521,000	549,000
Change in fair value of interest rate swap	17,000	98,000	(24,000)	392,000
Earn-out adjustments	(3,000)	—	(3,000)	—

Net income (loss) from continuing operations
before income taxes	1,155,000	(2,098,000)	2,172,000	(3,527,000)
Provision for (benefit from) income taxes	325,000	(515,000)	641,000	(577,000)

Net income (loss) from continuing operations	830,000	(1,583,000)	1,531,000	(2,950,000)
Loss from discontinued operations, net of tax	—	(99,000)	—	(99,000)

Net income (loss)	$830,000	$(1,682,000)	$1,531,000	$(3,049,000)

Other comprehensive income, net of tax	366,000	—	366,000	—
Comprehensive income (loss)	$1,196,000	$(1,682,000)	$1,897,000	$(3,049,000)

Net income (loss) per common share from continuing operations
Basic	$0.10	$(0.18)	$0.18	$(0.34)
Diluted	$0.10	$(0.18)	$0.18	$(0.34)

Net loss per common share from discontinued operations
Basic	$—	$(0.01)	$—	$(0.01)
Diluted	$—	$(0.01)	$—	$(0.01)

Average shares outstanding
Basic	8,699,000	8,639,000	8,687,000	8,637,000
Diluted	8,723,000	8,639,000	8,704,000	8,637,000

Other data:
Adjusted EBITDA (1)	$5,470,000	$2,207,000	$7,591,000	$4,829,000

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA three categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material), and 3) Inventory valuation adjustments, including: a) Inventory Pricing Change - the calculated value that profits would improve (decline) if metal and alloy pricing indices were neutral period to period, b) Inventory Cost and Aged Inventory Adjustments - value of periodic adjustment to inventory carrying value unrelated to the periodic earnings, and c) Manufacturing Variances - the calculated value to apply favorable (unfavorable) manufacturing absorption in the period actually incurred, rather than through inventory valuation amortization. This treatment shows the real operational impact on earnings of higher or lower manufacturing activity levels.  For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
Consolidated
Net income (loss) from continuing operations	$830,000	$(1,583,000)	$1,531,000	$(2,950,000)
Adjustments:
Interest expense	341,000	268,000	521,000	549,000
Change in fair value of interest rate swap	17,000	98,000	(24,000)	392,000
Income taxes	325,000	(515,000)	641,000	(577,000)
Depreciation	1,458,000	1,172,000	2,545,000	2,280,000
Amortization	616,000	615,000	1,211,000	1,229,000
EBITDA	3,587,000	55,000	6,425,000	923,000
Inventory Pricing Change	212,000	2,178,000	(719,000)	4,302,000
EBITDA after inventory pricing change	3,799,000	2,233,000	5,706,000	5,225,000
Inventory Cost Adjustment (See definition in Note 1, item b in
the Synalloy Comparative Analysis statement)	(140,000)	(709,000)	(172,000)	(1,675,000)
Aged Inventory Adjustment (See definition in Note 1, item b in
the Synalloy Comparative Analysis statement)	29,000	—	62,000	—
Acquisition costs	555,000	75,000	1,001,000	75,000
Shelf registration costs	—	122,000	—	141,000
Earn-out adjustments	(3,000)	—	(3,000)	—
Manufacturing Variances	967,000	361,000	562,000	680,000
Other adjustments	—	—	—	125,000
Stock option / grant costs	212,000	91,000	330,000	189,000
Straight line lease cost - sale-leaseback	101,000	—	203,000	—
Amortized gain on sale of assets - sale-leaseback	(84,000)	—	(167,000)	—
Retention expense	34,000	34,000	69,000	69,000
Adjusted EBITDA	$5,470,000	$2,207,000	$7,591,000	$4,829,000
% sales	10.6%	6.3%	8.1%	6.8%

Metals Segment
Operating income (loss) from continuing operations	$2,359,000	$(1,649,000)	$3,924,000	$(2,421,000)
Adjustments:
Depreciation expense	1,096,000	752,000	1,834,000	1,445,000
Amortization expense	610,000	609,000	1,200,000	1,218,000
EBITDA	4,065,000	(288,000)	6,958,000	242,000
Inventory Pricing Change	212,000	2,178,000	(719,000)	4,302,000
EBITDA after inventory pricing change	4,277,000	1,890,000	6,239,000	4,544,000
Inventory Cost Adjustment	(122,000)	(709,000)	(181,000)	(1,675,000)
Aged Inventory Adjustment	37,000	—	100,000	—
Acquisition costs	169,000	—	256,000	—
Manufacturing Variances	1,148,000	361,000	715,000	680,000
Other adjustments	—	—	—	51,000
Stock option / grant costs	50,000	32,000	85,000	63,000
Amortized gain on sale of assets - sale-leaseback	(60,000)	—	(120,000)	—
Retention expense	34,000	34,000	69,000	69,000
Metals Segment Adjusted EBITDA	$5,532,000	$1,608,000	$7,163,000	$3,732,000
% segment sales	14.2%	7.3%	10.4%	8.1%

Specialty Chemicals Segment
Operating income	$1,138,000	$1,322,000	$2,645,000	$2,532,000
Adjustments:
Depreciation expense	321,000	388,000	630,000	779,000
Amortization expense	6,000	6,000	11,000	11,000
EBITDA	1,465,000	1,716,000	3,286,000	3,322,000
Inventory Cost Adjustment	(18,000)	—	9,000	—
Aged Inventory Adjustment	(8,000)	—	(38,000)	—
Manufacturing Variances	(181,000)	—	(153,000)	—
Other adjustments	—	—	—	74,000
Stock option / grant costs	30,000	10,000	46,000	19,000
Amortized gain on sale of assets - sale-leaseback	(24,000)	—	(47,000)	—
Specialty Chemicals Segment Adjusted EBITDA	$1,264,000	$1,726,000	$3,103,000	$3,415,000
% segment sales	10.2%	13.5%	12.5%	13.6%

Reconciliation of Net Income (Loss) and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016

Income (loss) from continuing operations before taxes	$1,155,000	$(2,098,000)	$2,172,000	$(3,527,000)

Adjustments:
Inventory Pricing Change	212,000	2,178,000	(719,000)	4,302,000
Inventory Cost Adjustment	(140,000)	(709,000)	(172,000)	(1,675,000)
Aged Inventory Adjustment	29,000	—	62,000	—
Acquisition costs	555,000	75,000	1,001,000	75,000
Shelf registration costs	—	122,000	—	141,000
Earn-out adjustments	(3,000)	—	(3,000)	—
Manufacturing Variance	967,000	361,000	562,000	680,000
Other adjustments	—	—	—	125,000
Stock option / grant costs	212,000	91,000	330,000	189,000
Straight line lease cost - sale-leaseback	101,000	—	203,000	—
Amortized gain on sale of assets - sale-leaseback	(84,000)	—	(167,000)	—
Retention expense	34,000	34,000	69,000	69,000

Adjusted income before income taxes	3,038,000	54,000	3,338,000	379,000

Provision for income taxes at 34%	1,033,000	18,000	1,135,000	129,000

Adjusted net income	$2,005,000	$36,000	$2,203,000	$250,000

Average shares outstanding, as reported
Basic	8,699,000	8,639,000	8,687,000	8,637,000
Diluted	8,723,000	8,639,000	8,704,000	8,637,000

Adjusted net income per common share
Basic	$0.23	$—	$0.25	$0.03
Diluted	$0.23	$—	$0.25	$0.03

Condensed Consolidated Balance Sheets
(unaudited)	Jun 30, 2017	Dec 31, 2016

Assets
Cash	$53,000	$63,000
Accounts receivable, net	30,241,000	18,029,000
Inventories, net	71,286,000	60,800,000
Indemnified contingencies	11,065,000	11,340,000
Fair value of available for sale securities	4,388,000	—
Sundry current assets	7,295,000	7,272,000
Total current assets	124,328,000	97,504,000

Property, plant and equipment, net	35,481,000	27,324,000
Goodwill	6,004,000	1,355,000
Intangible assets, net	12,101,000	12,309,000
Other assets	108,000	146,000

Total assets	$178,022,000	$138,638,000

Liabilities and Shareholders' Equity
Accounts payable	$21,794,000	$16,685,000
Accrued expenses	19,081,000	16,087,000
Current portion of earn-out liability	1,259,000	—
Total current liabilities	42,134,000	32,772,000

Long-term debt	33,045,000	8,804,000
Long-term portion of deferred sale-leaseback gain	6,100,000	6,268,000
Other long-term liabilities	2,147,000	2,201,000
Long-term portion of earn-out liability	3,488,000	—
Shareholders' equity	91,108,000	88,593,000

Total liabilities and shareholders' equity	$178,022,000	$138,638,000

Note: The condensed consolidated balance sheet at December 31, 2016 has been derived from the audited consolidated financial statements at that date.